Exhibit 5.1

OPINION OF HIGGS & JOHNSON

March  12, 2010

Ultrapetrol (Bahamas) Limited
Ocean Centre, Montagu Foreshore
East Bay St.
P.O. Box SS-19084
Nassau, Bahamas

Re:      Ultrapetrol (Bahamas) Limited

Ladies and Gentlemen:

We have acted as counsel to Ultrapetrol (Bahamas) Limited (the "Company") in connection with the Company's Registration Statement on Form F-3 (File No. 333- 163385) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on November 25, 2009, and as thereafter amended or supplemented, with respect to the offer and sale, from time to time (the "Secondary Sales"), of an aggregate of 2,977,690 shares of the Company's common stock, par value $0.01 (the "Shares"), issued to the selling shareholder named in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) each document incorporated or deemed to be incorporated by reference into the Registration Statement; (iv) the Memorandum of Association and Articles of Association, each as amended and restated, of the Company; and (v) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers and directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Registration Statement to be executed in connection with the Secondary Sales have been duly authorized, executed and delivered by each of the parties thereto other than the Company; (ii) the terms of the Secondary Sales comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; and (iii) the Shares are fully paid and non-assessable as represented in the Registration Statement.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Commonwealth of The Bahamas, the Shares are validly issued, fully paid and non-assessable and that the statements of Bahamian law set forth under the sub-heading “Bahamian Tax Considerations” of the Registration Statement are true and correct.

This opinion is limited to the law of the Commonwealth of The Bahamas as in effect on the date hereof.  We assume no obligation to update the opinion set forth in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/HIGGS & JOHNSON
    HIGGS & JOHNSON